SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 17, 2003
Date of Report
(Date of earliest event reported)

NEORX CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

300 Elliott Avenue West, Suite 500, Seattle, WA	98119
(Address of principal executive offices)	(Zip Code)

(206) 281-7001
(Registrant’s telephone number, including area code)

Item 2.           Acquisition or Disposition of Assets

On April 17, 2003, NeoRx Corporation (NASDAQ: NERX) entered into an agreement assigning to SciMed Life Sciences, Inc., a wholly-owned subsidiary of Boston Scientific Corporation (NYSE: BSX), certain NeoRx intellectual property.  In connection with the assignment, NeoRx received a $9 million cash payment.  Under a second agreement, NeoRx granted to Boston Scientific an exclusive license to use certain other NeoRx intellectual property, for which NeoRx received a one-time cash payment of $1 million.  The intellectual property rights licensed and assigned to SciMed and Boston Scientific consist of selected technologies that NeoRx does not consider strategic to its core business. The purchase price was determined by arms length negotiations.

The intellectual property assigned to SciMed includes a portfolio of NeoRx patents and patent applications in the cardiovascular field.  The exclusive license grants Boston Scientific the right to use, in certain medical device fields, a separate portfolio of NeoRx patents and patent applications resulting from a collaboration with University of Cambridge investigators.  A copy of the Company’s press release is attached hereto as Exhibit 99.1

Item 5.           Other Events

On April 24, 2003, NeoRx Corporation issued a press release announcing that the FDA has lifted the clinical hold on the Company’s Skeletal Targeted Radiotherapy product candidate for multiple myeloma.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 7.           Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

2.1	Patent License Agreement dated April 17, 2003, between NeoRx Corporation and SciMed Life Systems, Inc. (1)

2.2	Patent Assignment Agreement dated April 17, 2003, between NeoRx Corporation and Boston Scientific Corporation (1)

99.1	Press release of NeoRx Corporation issued April 21, 2003

99.2	Press release of NeoRx Corporation, dated April 24, 2003

(1)                                  Certain portions of this agreement have been omitted pursuant to a request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEO RX CORPORATION

Dated: April 30, 2003	By	/s/ Melinda Kile
Melinda Kile
Vice President, Finance

EXHIBIT INDEX

Exhibit

2.1	Patent License Agreement dated April 17, 2003, between NeoRx Corporation and SciMed Life Systems, Inc. (1)

2.2	Patent Assignment Agreement dated April 17, 2003, between NeoRx Corporation and Boston Scientific Corporation (1)

99.1	Press release of NeoRx Corporation issued April 21, 2003

99.2	Press release of NeoRx Corporation issued April 24, 2003

(1)                                  Certain portions of this agreement have been omitted pursuant to a request for confidential treatment.